Exhibit 99.1

M  A  C  K — C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Ilene Jablonski
	Executive Vice President	Vice President of Marketing
	and Chief Financial Officer	Mack-Cali Realty Corporation
	Mack-Cali Realty Corporation	(732) 590-1000
(732) 590-1000

MACK-CALI ANNOUNCES EXECUTIVE PROMOTION

Edison, New Jersey—October 11, 2012—Mack-Cali Realty Corporation (NYSE: CLI) today announced that the Company has appointed Anthony Krug, senior vice president, finance as its chief accounting officer.

Mr. Krug is responsible for Mack-Cali’s corporate consolidation and financial accounting matters, as well as financial compliance, accounting integration of mergers and acquisitions, cash management, and the financial reporting requirements of the Company.

Mr. Krug has been with the Company and its predecessor companies for over 25 years and has previously held positions of vice president, finance and controller.

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 276 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 32.2 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of over 2,000 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and

“Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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